Exhibit 10.1

April 2, 2013

Anthony B. Johnston

32 Silvertone Manor NW

Calgary, Alberta T3B5K5

Re: Letter of Employment

Dear Tony:

The Board of Directors of American Locker Group Incorporated (“ALG” or the “Company”) is pleased to offer you the position of Chairman, Chief Executive Officer (CEO) and President of American Locker Group, effective April 2, 2013. As we have discussed, the compensation package as outlined below is intended to keep you whole in terms of your current situation while providing you the opportunity to benefit from the future success of the Company. The following are the general terms and conditions of your employment:

Base Compensation, Annual Bonus and Benefits

Base compensation will be $220,000 per annum. For clarity, this base compensation includes the annual Chairman’s compensation of $20,000 per year but excludes non-Chairman Board Fees. You will participate in an annual Management Incentive Plan with a target bonus payout of 50% of your base salary. This Plan will be developed by the Compensation Committee of the Board and mutually agreed to. The Compensation Committee has the right to make reasonable changes to the terms and conditions of the Plan at its discretion on an annual basis. The Company will provide you, at its expense, health and other benefits currently provided to the CEO. All compensation will be subject to appropriate withholdings.

Stock Option Grants

An initial grant of 80,000 stock options at the current market price that would vest over a four-year period based on the following vesting schedule

April 1, 2014 – 20,000 options will vest

April 1, 2015 – 20,000 options will vest

April 1, 2016 – 20,000 options will vest

April 1, 2017 – 20,000 options will vest

Other Compensation

The Company will pay you a signing bonus of $15,000, subject to appropriate withholdings; provided that you use the full amount of such bonus for the purchase of ALG shares on the open market. In addition, the Company will lease a vehicle for your use, at a gross lease cost that is no higher than the lease costs of the 2012 Ford Explorer that is currently leased by the Company.

Relocation and Temporary Housing

The Company will reimburse you for the expenses incurred by you and your family in relocating to Dallas. These relocation costs would include, without limitation, the cost of moving your personal effects and any other out-of-pocket costs associated with a move to Dallas but would exclude any selling costs (real estate commissions paid) associated with the sale of your home in Canada. The Company will reimburse you for your temporary living expenses in the Dallas area until the earlier of the sale and relocation of your Calgary residence to Texas or December 31, 2013. Travel expenses for you or your wife and son will be provided once per month to Calgary or from Calgary to Dallas until permanent relocation but no later than December 31, 2013.

Professional Fees

The Company will reimburse you for legal fees related to VISA and Immigration work permits and financial (tax) professional fees until such time as you become a US permanent resident.

Severance and Change of Control

If your employment is terminated for cause, ALG has no obligation to pay severance or other costs.

If your employment is terminated without cause (as that term may be mutually agreed between the Company and you in the Employment Agreement (defined below) you will be provided:

1)	12 months’ severance at your then current compensation level, plus the target bonus for the year in which you are terminated as determined by the Plan, provided that if no target bonus has been established, you will receive a bonus equal to the bonus received in the year preceding the year of termination, if any;

2)	Costs of relocating back to Canada (including costs and commissions incurred in selling your residence); provided such relocation is completed within 24 months of termination; and

3)	Immediate vesting of all stock options.

If there is an effective change of control of the Company and your employment is terminated within 24 months of the change of control you will receive:

1)	24 months severance at your then current compensation level, plus an amount equal to two times the target bonus for the for the year in which you are terminated as determined by the Plan; provided that if no target bonus has been established, you will receive a bonus equal to two times the bonus received in the year preceding the year of termination;

2)	Costs of relocation back to Canada (including costs and commissions incurred in selling your residence); provided such relocation is completed within 24 months of termination; and

3)	Immediate vesting of all stock options.

We will prepare a comprehensive Employment Agreement (herein so called) that reflects the terms and conditions outlined in this letter as well as the Company’s confidentiality, non-solicitation and non-compete conditions and such other terms as may be customary for agreements of that type.

Sincerely,

American Locker Group Incorporated

By:	/s/ John E. Harris
John E. Harris
Chairman

Accepted this 2nd day of April, 2013

/s/ Anthony B. Johnston
Anthony B. Johnston